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                                  EXHIBIT 21.1

NUEP Holdings S.a.r.l. - Luxembourg
Net1 Applied Technologies South Africa Limited - South Africa
Cash Paymaster Service (Pty) Ltd - South Africa
Net1 Finance Holdings (Pty) Ltd - South Africa
Net1 Southern Africa (Pty) Ltd - South Africa
Country on a Card (Pty) Ltd - South Africa
Net1 Solutions (Pty) Ltd - South Africa